Docusign Envelope ID: 9733B94D-0AB0-47F0-844E-A62D0CE70EB6

AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT TO THE SUB-ADVISORY AGREEMENT (this "Amendment") is made as of March 4, 2025 (the "Effective Date") by and between Global X Funds, (the "Trust"), Global X Management Company LLC (the "Adviser") and Mirae Asset Global Investments (USA) LLC (the "Sub-Adviser"). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, pursuant to a Sub-Advisory Agreement between the Trust, the Adviser and the Sub-Adviser, dated May 14, 2020 (the "Agreement"), the Sub-Adviser has been appointed as the sub-adviser for the series of the Trust listed on Exhibit A of the Agreement; and

WHEREAS, in accordance with Section 17 of the Agreement, the Trust, Adviser and Sub-Adviser desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, each of the Trust, Adviser and Sub-Adviser hereby agree as follows:

1. Schedule B and Exhibit A of the Agreement are hereby deleted in their entirety and replaced with the Schedule B and Exhibit A attached hereto.

2. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

3. This Amendment together with the Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4. This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

5. This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows.]

Docusign Envelope ID: 9733B94D-0AB0-47F0-844E-A62D0CE70EB6

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to the Agreement effective as of the Effective Date.

GLOBAL X FUNDS

Signed by:
Jasmin Ali
F7995BEB579E498...

By: Jasmin Ali
Title: Secretary

GLOBAL X MANAGEMENT COMPANY LLC

Signed by:
Jasmin Ali
F7995BEB579E498...

By: Jasmin Ali
Title: General Counsel

MIRAE ASSET GLOBAL INVESTMENT (USA) LLC

Signed by:
Joon Hyuk Heo
75F9E9BD0942494...

By: Joon Hyuk Heo
Title: Co-CEO

Docusign Envelope ID: 9733B94D-0AB0-47F0-844E-A62D0CE70EB6

<u>SCHEDULE B</u>

(As amended March 4, 2025)

SUB-ADVISORY FEE

1. With respect to the Global X Emerging Markets Bond ETF

   Average daily net assets less than $50M: 0bps

   Average daily net assets at $50M and above: 14bps on all assets

2. With respect to the Global X Investment Grade Corporate Bond ETF

   Average daily net assets less than $100m: 0bps

   Average daily net assets at $100m and above: 50% of the management fee paid to the Adviser

Docusign Envelope ID: 9733B94D-0AB0-47F0-844E-A62D0CE70EB6

Exhibit A

(Amended as of March 4, 2025)

Series of the Trust

Global X Emerging Markets Bond ETF

Global X Investment Grade Corporate Bond ETF